Exhibit (11)

September 8, 2026

New Carlyle Credit Solutions One Vanderbilt Avenue, Suite 3400

New York, New York 10017

Ladies and Gentlemen:

Re: New Carlyle Credit Solutions

We have acted as special Delaware counsel for New Carlyle Credit Solutions, a Delaware statutory trust (the “Trust”), in connection with the matters contemplated herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)	A certified copy of the certificate of trust of the Trust which was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on July 8, 2026 (the “Certificate of Trust”);

(b)

The Declaration of Trust, dated as of July 8, 2026, by the trustees named therein, as amended and restated by the Amended and Restated Declaration of Trust, dated as of September 8, 2026 (the “Trust Instrument”);

(c)	The By-Laws of the Trust in effect on the date hereof as approved by the Board of Trustees (the “Board”) and effective as of September 8, 2026 (the “By-Laws”);

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September 8, 2026

(d)	The Trust’s Registration Statement on Form N-14 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about the date hereof;

(e)

Copies of certain resolutions (the “Resolutions”) adopted by the Board with respect to the approval of the Agreement (as defined below), which Resolutions were attached to a certificate of an Officer of the Trust, dated as of the date hereof;

(f)

A form of Agreement and Plan of Reorganization to be entered into among the Trust, as successor fund, Carlyle Global Credit Investment Management L.L.C., solely for purposes of Section 1.3 thereof, and Carlyle Credit Solutions, Inc., as predecessor fund (the “Agreement”); and

(g)	A Certificate of Good Standing for the Trust, dated September 4, 2026, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Instrument.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, (iii) the genuineness of all signatures, and (iv) there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein.

For purposes of this opinion, we have assumed (i) that the Trust Instrument will constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Agreement, the Trust Instrument, the By-laws and the Certificate of Trust will be in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each Person to whom a Share is to be issued by the Trust (collectively, the “Shareholders”) for such Share, in accordance with the Trust Instrument, the Resolutions and the Agreement and as contemplated by the Registration Statement, (vii) that the Shares will be issued and sold to the Shareholders in accordance with the Trust Instrument, the Resolutions and the Agreement and as contemplated by the Registration Statement, (viii) all conditions precedent set forth in the Agreement shall

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September 8, 2026

have been satisfied at the time of the issuance of the Shares, and (ix) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.	The Trust is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

2.	The Shares of the Trust have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Richards, Layton & Finger, P.A.

JWP/CZD